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Contact:
Jeff Hall, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Reports a 35% Increase in First Quarter Earnings Per Share
2008 Earnings Per Share and Cash Flow Guidance Increased

ST. LOUIS, April 29, 2008—Express Scripts, Inc. (Nasdaq: ESRX) announced first quarter net income from continuing operations of $178.3 million, or $0.70 per diluted share representing a 35% increase over $0.52 on an adjusted basis for the same quarter last year.

The Company reported record first quarter cash flow from continuing operations of $248.3 million compared to $158.9 million for the same period last year.  During the quarter, Express Scripts repurchased 2.0 million shares of common stock for $121.1 million, leaving 11.2 million shares available under its current share repurchase program.

“Earlier this month, we launched the Center for Cost-Effective Consumerism with a blue ribbon advisory board representing the nation’s leading experts in the science of human behavior and decision making,” stated George Paz, president, chief executive officer and chairman.  “In partnership with this panel, we will develop and deploy proven tools to bring about positive behavior change at the level of the individual consumer.”

“This focus will result in improved health outcomes and lower costs for our clients and their patients by increasing the use of generics, home delivery, and lower-cost preferred brands.  This will further differentiate Express Scripts in the marketplace, keep us true to our commitment of alignment of interests with our clients, and generate superior performance for our stockholders.”

Q1 2008 Financial Highlights (comparative data for 2007 is reflected on an adjusted basis –see Tables 2 and 3 below)

•	The Company’s industry-leading generic utilization rate increased to 65.1% from 60.3% last year.
•	Consolidated gross profit increased 14% to $468.7 million from $411.3 million in the first quarter of 2007.
•	EBITDA increased 19% to $319.1 million from $268.9 million last year and EBITDA per adjusted claim increased 17% to $2.46 from $2.10 last year.
•	Net income from continuing operations increased 26% to $178.3 million from $141.8 million in the first quarter of 2007.
o	Specialty and Ancillary Services ("SAAS") incurred charges of $6.0 million for bad debt expense and other costs incurred in the specialty distribution business.
o	This charge was partially offset by a $2.6 million benefit from the favorable settlement of prior year tax items.

2008 Guidance
The Company now believes its 2008 earnings per diluted share from continuing operations will be in a range of $2.95 to $3.03.  Cash flow from operations is expected to be in a range of $900 million to $1 billion.

About Express Scripts
Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, and medical- and drug-data analysis services.  The Company also distributes a full range of biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.   More information on the Center for Cost-Effective Consumerism can be found at http://www.consumerology.org.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.  Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q on file with the SEC.  A copy of this form can be found at the investor relations section of Express Scripts web site at http://www.express-scripts.com

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended March 31,
(in millions, except per share data)	2008	2007

Revenues (1)	$4,604.2	$4,508.9
Cost of revenues (1)	4,135.5	4,088.6
Gross profit	468.7	420.3
Selling, general and administrative	174.1	168.0
Operating income	294.6	252.3
Other (expense) income:
Non-operating charges, net	-	(23.0)
Undistributed loss from joint venture	(0.2)	(0.4)
Interest income	5.3	2.8
Interest expense	(23.3)	(22.2)
	(18.2)	(42.8)
Income before income taxes	276.4	209.5
Provision for income taxes	98.1	76.6
Net income from continuing operations	178.3	132.9
Net (loss) income from discontinued operations, net of tax	(1.1)	0.8
Net income	$177.2	$133.7

Weighted average number of common shares
outstanding during the period
Basic:	252.3	271.6
Diluted:	255.7	275.4

Basic earnings per share
Continuing operations	$0.71	$0.49
Discontinued operations	0.00	0.00
Net earnings	0.70	0.49

Diluted earnings per share
Continuing operations	$0.70	$0.48
Discontinued operations	0.00	0.00
Net earnings	0.69	0.49

(1) Excludes estimated retail pharmacy co-payments of $945.1 and $988.2 for the three months ended March 31, 2008 and 2007, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	March 31,	December 31,
(in millions, except share data)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$511.9	$434.7
Restricted cash and investments	3.2	2.2
Receivables, net	1,222.1	1,184.6
Inventories	166.5	166.1
Deferred taxes	121.3	121.1
Prepaid expenses and other current assets	17.0	18.7
Current assets of discontinued operations	32.7	40.4
Total current assets	2,074.7	1,967.8
Property and equipment, net	210.1	215.5
Goodwill	2,694.2	2,695.3
Other intangible assets, net	332.5	342.0
Other assets	28.4	30.2
Non-current assets of discontinued operations	7.6	5.6
Total assets	$5,347.5	$5,256.4

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebates payable	$1,286.9	$1,258.9
Accounts payable	532.0	517.3
Accrued expenses	459.4	432.5
Current maturities of long-term debt	280.1	260.1
Current liabilities of discontinued operations	6.4	6.2
Total current liabilities	2,564.8	2,475.0
Long-term debt	1,680.3	1,760.3
Other liabilities	325.2	324.7
Total liabilities	4,570.3	4,560.0

Stockholders' Equity:
Preferred stock, 5,000,000 shares authorized, $0.01 par value per share;
and no shares issued and outstanding	-	-
Common stock, 650,000,000 shares authorized, $0.01 par value per share;
shares issued: 318,892,000 and 318,886,000, respectively;
shares outstanding: 251,145,000 and 252,371,000, respectively	3.2	3.2
Additional paid-in capital	581.4	564.5
Accumulated other comprehensive income	17.8	20.9
Retained earnings	2,762.1	2,584.9
	3,364.5	3,173.5
Common stock in treasury at cost, 67,747,000 and
66,515,000 shares, respectively	(2,587.3)	(2,477.1)
Total stockholders' equity	777.2	696.4
Total liabilities and stockholders' equity	$5,347.5	$5,256.4

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three months ended March 31,
(in millions)	2008	2007

Cash flow from operating activities:
Net income	$177.2	$133.7
Net loss (income) from discontinued operations, net of tax	1.1	(0.8)
Net income from continuing operations	178.3	132.9
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	24.5	25.6
Non-cash adjustments to net income	21.3	3.4
Change in operating assets and liabilities:
Claims and rebates payable	28.0	(36.8)
Other net changes in operating assets and liabilities	(3.8)	33.8
Net cash provided by operating activities--continuing operations	248.3	158.9
Net cash provided by (used in) operating activities--discontinued operations	4.7	(3.3)
Net cash flows from operating activities	253.0	155.6

Cash flows from investing activities:
Purchases of property and equipment	(11.7)	(8.3)
Other	(0.4)	(0.4)
Net cash used in investing activities--continuing operations	(12.1)	(8.7)
Net cash used in investing activities--discontinued operations	-	(0.4)
Net cash used in investing activities	(12.1)	(9.1)

Cash flows from financing activities:
Repayment of long-term debt	(60.0)	(40.0)
Repayment of revolving credit line, net	-	(50.0)
Tax benefit relating to employee stock compensation	12.0	6.7
Treasury stock acquired	(121.1)	-
Net proceeds from employee stock plans	6.7	13.0
Net cash used in financing activities	(162.4)	(70.3)

Effect of foreign currency translation adjustment	(1.3)	-

Net increase in cash and cash equivalents	77.2	76.2
Cash and cash equivalents at beginning of period	434.7	131.0
Cash and cash equivalents at end of period	$511.9	$207.2

EXPRESS SCRIPTS, INC.
(In millions, except per claim and per share data)

Table 1
Unaudited Operating Statistics

	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	03/31/2008	12/31/2007	09/30/2007	06/30/2007	03/31/2007

Revenues
PBM	3,670.8	3,762.4	3,612.4	3,669.3	3,608.9
SAAS	933.4	931.6	882.6	906.4	900.0
Total consolidated revenues	4,604.2	4,694.0	4,495.0	4,575.7	4,508.9

Claims Detail
Network (1)	98.2	96.9	92.1	94.1	96.8
Home delivery	10.1	10.3	10.2	10.2	10.0
Total PBM claims	108.3	107.2	102.3	104.3	106.8
Adjusted PBM claims (2)	128.5	127.8	122.7	124.8	126.8
SAAS claims (3)	1.1	1.2	1.2	1.2	1.2
Total adjusted claims (4)	129.6	129.0	123.9	126.0	128.0

Per Adjusted Claim
Adjusted EBITDA (5)	$2.46	$2.49	$2.48	$2.30	$2.10

Table 2
2007 Calculation of Adjusted Gross Profit, Operating Income and EBITDA

	3 Months Ended March 31, 2007
	PBM	SAAS	Total

Gross Profit, as reported	$368.3	$52.0	$420.3
Non-recurring benefit-settlement of contractual item
with supply chain vendor	(9.0)	-	(9.0)
Adjusted Gross Profit	$359.3	$52.0	$411.3

Operating Income, as reported	$237.0	$15.3	$252.3
Non-recurring benefit-settlement of contractual item
with supply chain vendor	(9.0)	-	(9.0)
Adjusted Operating Income	$228.0	$15.3	$243.3

EBITDA, as reported (5)			$277.9
Non-recurring benefit-settlement of contractual item
with supply chain vendor			(9.0)
Adjusted EBITDA			$268.9

The Company is providing adjusted gross profit, operating income and EBITDA excluding the impact of non-recurring items in order to compare the underlying financial performance to prior periods

Table 3
2007 Unaudited Earnings From Continuing Operations Excluding Non-recurring Items

3 Months Ended
March 31, 2007

Reported income before taxes	$209.5

Non-recurring benefit-settlement of contractual item
with supply chain vendor	(9.0)
Transaction costs for terminated proposal to acquire Caremark,
less special dividend received on Caremark	23.0
Income before tax excluding non-recurring items	223.5

Provision for income taxes	81.7

Adjusted net income from continuing operations	$141.8

Weighted average number of share outstanding during
the period - diluted	275.4

Diluted earnings per share excluding non-recurring items	$0.52

Diluted earnings per share from continuing operations as reported	$0.48

Impact of non-recurring items	$(0.04)

The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics
(in millions)

(1) Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(2)  PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.  Adjusted claims calculated from the table may differ due to rounding.

(3)  Specialty and Ancillary Services (SAAS) claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.  They also represent the distribution of specialty drugs through our CuraScript subsidiary.

(4) Total adjusted claims includes PBM adjusted claims plus SAAS claims.

(5)  The following is a reconciliation of EBITDA from continuing operations to net income from continuing operations and to net cash provided by operating activities from continuing operations as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended March 31,
	2008	2007
Net income from continuing operations	$178.3	$132.9
Income taxes	98.1	76.6
Depreciation and amortization *	24.5	25.6
Interest expense, net	18.0	19.4
Undistributed loss from joint venture	0.2	0.4
Non-operating charges, net	-	23.0
EBITDA from continuing operations	319.1	277.9
Current income taxes	(96.0)	(84.6)
Interest expense less amortization	(17.4)	(18.9)
Undistributed loss from joint venture	(0.2)	(0.4)
Non-operating charges, net	-	(23.0)
Other adjustments to reconcile net income
to net cash provided by operating activities	42.8	7.9
Net cash provided by operating activities from continuing operations	$248.3	$158.9

EBITDA  is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization.  EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance.  EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	7.0	9.0
Selling, general and administrative	17.5	16.6
	24.5	25.6